Exhibit 10

                      American Electric Power System
                           Excess Benefit Plan
                    As Amended through August 25, 1997

                                ARTICLE I

                       Purposes and Effective Date

     Section 1.1 The American Electric Power System Excess Benefit Plan is established to provide benefits for certain employees in excess of the limitations on benefits imposed by provisions of the Internal Revenue Code of 1986, as amended from time to time.

     Section 1.2  The effective date of the Excess Plan is January 1,
1990.

                                ARTICLE II

                               Definitions


     Section 2.1 "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     Section 2.2 "Committee" shall mean the Employee Benefits Trust Committee established pursuant to a resolution adopted by the American Electric Power Service Corporation Board of Directors as in effect from time to time.

     Section 2.3  "Company" shall mean American Electric Power Service
Corporation.

     Section 2.4 "ERISA" shall mean the Employee Retirement Income Security Act of 1974 as amended from time to time.

     Section 2.5 "Maximum Benefit" shall mean the monthly equivalent of the maximum benefit permitted by the Code to be paid to a Participant or the Participant's Surviving Spouse from the Retirement Plan.

     Section 2.6 "Participant" shall mean any exempt salaried employee of the Company, who is an active Participant in the Retirement Plan on or after the Effective Date, whose Unrestricted Benefit, calculated on a basis which excludes the effects of earned Management Incentive Compensation Plan and Senior Officer Annual Incentive Compensation Plan awards, exceeds the Maximum Benefit and who either is an officer of the Company or has been designated and confirmed by the Committee as eligible to participate in the Plan.

     Section 2.7 "Plan" shall mean the American Electric Power System Excess Benefit Plan, as from time to time amended or restated.

     Section 2.8 "QDRO" shall mean a qualified domestic relations order as defined in section 414(p) of the Code or section 206(d) of ERISA.

     Section 2.9 "Retirement Plan" shall mean the American Electric Power System Retirement Plan, as amended from time to time.

     Section 2.10 "Supplemental Retirement Benefit" shall mean any supplemental retirement benefit payable to a Participant or a Participant's spouse pursuant to the terms of an employment agreement entered into between the Participant and the Company. The term Supplemental Retirement Benefit shall not include deferred compensation payable to a Participant pursuant to a Participant's participation in a deferred compensation arrangement entered into prior to January 1, 1987 or deferred compensation payable to the Participant pursuant to the terms and conditions of the Management Incentive Compensation Plan or the Senior Officer Annual Incentive Compensation Plan.

     Section 2.11 "Surviving Spouse" shall mean the spouse of a Participant who is legally married to the Participant and whose marriage to the Participant occurred at least one year prior to the earlier of the Participant's termination of employment or death.

     Section 2.12 "Unrestricted Benefit" shall mean either (a) the monthly Normal, Early, or Deferred Vested retirement benefit payable to the Participant, whichever is applicable, or (b) the pre-retirement or post-retirement surviving spouse's benefit payable to the Participant's Surviving Spouse, whichever is applicable, determined under the provisions of the Retirement Plan without regard to the limitation imposed by the Code and based upon Participant earnings that, for each plan year, are the total of: (1) the Participant's Retirement Plan Earnings, (2) the Participant's contributions to the American Electric Power System Supplemental Savings Plan, (3) for Participants who terminate employment after December 31, 1995, Management Incentive Compensation Plan ("MICP") awards earned, but not necessarily paid, in the plan year, including MICP awards earned prior to January 1, 1996, and
(4) Senior Officer Annual Incentive Compensation Plan awards earned, but not necessarily paid, in the plan year.


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                               ARTICLE III

                                 Benefits

     Section 3.1 Upon the Normal Retirement of a Participant,as provided under the Retirement Plan, the Participant shall be entitled to a monthly benefit equal in amount to the Participant's Unrestricted Benefit less the Maximum Benefit and less any Supplemental Retirement Benefit.

     Section 3.2 Upon the Early Retirement of a Participant, as provided under the Retirement Plan, the Participant shall be entitled to a monthly benefit equal to the Participant's Unrestricted Benefit less the Maximum Benefit and less any Supplemental Retirement Benefit.

     Section 3.3 If a Participant terminates employment with the Company and is entitled to a Deferred Vested Retirement Benefit provided under the Retirement Plan, the Participant shall be entitled to a monthly benefit equal to the Participant's Unrestricted Benefit less the Maximum Benefit and less any Supplemental Retirement Benefit.

     Section 3.4 Supplemental Retirement Benefits accrued as of December 31, 1993 shall be vested as of December 31, 1993. Supplemental
Retirement Benefits accrued after 1993 shall vest when the Participant terminates employment.


                                ARTICLE IV

                             Spousal Benefit

     Section 4.1 Upon the death of a Participant whose spouse is entitled to a pre-retirement or a post-retirement surviving spouse's benefit from the Retirement Plan, the Participant's Surviving Spouse shall be entitled to receive a monthly benefit equal in amount to the Surviving Spouse's pre-retirement or post-retirement Unrestricted Benefit less the Maximum Benefit and less any Supplemental Retirement Benefit.


                                ARTICLE V

                             Benefit Payments

     Section 5.1 Payment of retirement benefits under Article 3 or 4 shall commence at the same time Retirement Plan benefits are paid.

     Section 5.2 The Plan benefit payable to a Participant shall be paid in the same form in which the Retirement Plan benefit is payable to the Participant. The Participant's election under the Retirement Plan of an optional form of payment (with the valid consent of the Participant's Spouse where required under the Retirement Plan) shall be deemed to be the form of payment elected for the payment of benefits from this Plan. Retirement Plan benefit payments subject to an assignment pursuant to the terms of a QDRO shall not be treated as a form of benefit payment selected by the Participant under the terms of the Retirement Plan.


                                ARTICLE VI

                             Administration

     Section 6.1 The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

     Section 6.2 All provisions set forth in the Retirement Plan with respect to the administrative powers and duties of the Company, expenses of administration and procedures for filing claims shall also be applicable with respect to the Plan. The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan or with respect to any Supplemental Retirement Benefit.

     Section 6.3 The Company shall provide a retired Participant, at the time of retirement or as soon thereafter as practicable, with a copy of the Plan and a certificate stating that the retired Participant is entitled to benefits under the Plan and the amount thereof.


                               ARTICLE VII

                         Amendment or Termination

     Section 7.1 The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

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     Section 7.2  No amendment or termination of the Plan shall directly or indirectly deprive any current or former Participant or Surviving Spouse of all or any portion of any retirement benefit or surviving spouse benefit payment which commenced prior to the effective date of such amendment or termination or which would be payable if the Participant terminated employment for any reason, including death, on such effective date.


                               ARTICLE VIII

                            General Provisions

     Section 8.1 Except as otherwise expressly provided herein, all terms and conditions of the Retirement Plan applicable to a retirement benefit or a surviving spouse benefit shall also be applicable to a retirement benefit or a surviving spouse benefit payable hereunder. Any Plan retirement benefit or surviving spouse benefit, or any other benefit payable under the Plan, shall be paid solely in accordance with the terms and conditions of the Retirement Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.

     Section 8.2 Nothing contained in the Plan shall constitute a guaranty by the Company or any other entity or person that the assets of the Company will be sufficient to pay any benefit hereunder. The benefits under this Plan shall not be funded, but shall constitute liabilities of the Company payable when due.

     Section 8.3 No Participant or Surviving Spouse shall have any right to a benefit under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

     Section 8.4 No interest of any person or entity in, or right to receive a benefit under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     Section 8.5 The Plan shall be construed and administered under the laws of the State of Ohio.

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     Section 8.6  If the actuarial value of any retirement benefit or surviving spouse benefit is less than $3,500, the Company may pay the actuarial value of such Benefit to the Participant or Surviving Spouse in a single lump sum in lieu of any further benefit payments hereunder.

     Section 8.7 If any person entitled to a benefit payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

     Section 8.8 The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Excess Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of
Section 7.2.

     Section 8.9 Each Participant shall keep the Company informed of his current address and the current address of his spouse. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three
(3) years after the date on which payment of the Participant's retirement benefit may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any Surviving Spouse of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or Surviving Spouse or any other person and such benefit shall be irrevocably forfeited.

     Section 8.10 Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former
Participant, Surviving Spouse or any other person for any claim, loss, liability or expense incurred in connection with the Plan.

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     Section 8.11  An assignment of part or all of a Participant's
Maximum Benefit pursuant to the terms of a QDRO shall not reduce the Participant's Maximum Benefit for the purpose of determining the benefit, if any, to be paid pursuant to the provisions of this Plan.

     Section 8.12 The benefits paid by this Plan shall not duplicate benefits being paid or to be paid by the Retirement Plan or any Supplemental Retirement Benefit the Participant or Participant's spouse is receiving or may be entitled to receive.

     Section 8.13 In the event a Participant's claim for Plan benefits is denied or in the event the Participant disputes the computation of the benefit amount, the Participant shall be entitled to the same claims appeal procedure that is available to the Participant under the terms of the Retirement Plan.